UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Preliminary Proxy Statement

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       Definitive Proxy Statement

       Definitive Additional Materials

       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
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Introductory Note: Pages 80-82 of the Hess Corporation Definitive Proxy Statement present “Proposal 6: Stockholder Proposal for a Simple Majority Vote Standard,” including the text of the stockholder proponent’s proposed resolution and supporting statement and the Board’s statement in opposition.  Such pages are reprinted on the front and back of this page, with the words “Simple Majority Vote Right – Proposal 6” inserted in bold as the concluding line of the stockholder proponent’s supporting statement, immediately preceding the Board’s statement in opposition.

PROPOSAL 6: STOCKHOLDER PROPOSAL FOR A SIMPLE MAJORITY VOTE STANDARD

The company has received notice from James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, who has continuously held no less than 50 shares of the company’s common stock since October 2011, of his intention to present the following resolution for action at the annual meeting. The proponent also furnished the supporting statement immediately following the resolutions. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

PROPOSAL FOR SIMPLE MAJORITY VOTE RIGHT

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and by-laws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

SUPPORTING STATEMENT FROM STOCKHOLDER PROPONENT

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded our company to “F” with “Very High Governance Risk,” “Very High Concern” in director qualifications, “High Concern” in takeover defenses and “Very High Concern” in Executive Pay — $37 million for our CEO John Hess.

Mr. Hess was given a $4 million pension increase and has $41 million in total pension benefits. Because such payments are not tied to performance, they are difficult to justify in terms of shareholder value. Our highest paid executives were given discretionary cash bonuses again which undermines any sense of pay-for-performance. The only equity pay given to our highest paid executives was stock options and restricted stock units, both of which simply vest over time. Meanwhile total shareholder return for one-year was minus 30% vs. 8% positive for the S&P 500.

The large size of our board can lead to CEO dominance. Plus we did not have an independent Chairman or a Lead Director. Our directors were entitled to 3-year terms without standing for election. Eight of our directors were age 71 to 81 — succession planning concern. Seven of our directors had 10 to 34 years long-tenure. Director independence erodes after 10-years. Six of our directors received our highest negative votes of 11% to 33%. Plus these directors controlled all the seats on our nomination and executive pay committees except one. As a benchmark some of our directors received less than 2% in negative votes. Frank Olson (on two key board committees) was negatively flagged by GMI due to his involvement with Warnaco when Warnaco was charged with financial disclosure violations.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance:

Simple Majority Vote Right – Proposal 6

BOARD OF DIRECTORS STATEMENT

For the reasons discussed below the board of directors recommends a vote AGAINST the stockholder proposal.

This stockholder proposal recommends that the board of directors of the company act to implement a simple majority vote standard. The company’s by-laws already provide that nearly all proposals submitted to a vote of the company’s stockholders require the affirmative vote of a simple majority of the shares present in person or represented by proxy and entitled to vote on the matter. The exceptions to this simple majority vote requirement are limited and pertain to certain fundamental matters regarding corporate structure and governance, including (i) the alteration, amendment or repeal of certain provisions in the certificate of incorporation and by-laws relating to stockholder meetings, board structure and meetings, director elections and board vacancies, and (ii) the removal of directors, which require the approval of at least 80 percent of the outstanding shares entitled to vote. In addition, the company’s certificate of incorporation requires the approval of at least two-thirds of the outstanding shares entitled to vote for certain business combinations with a 20% stockholder and the sale, lease or exchange of all or substantially all of the assets or property of the company.

After careful consideration, the board has determined that these limited supermajority vote requirements are in the best interests of the company and its stockholders, because they ensure that a broad consensus of stockholders — and not merely a simple majority — must agree on changes to certain significant corporate matters. Indeed, these supermajority vote requirements are fully consistent with stockholders’ rights. They are designed to provide protection for all stockholders by protecting them against self-interested actions by one or a few large stockholders. In the absence of these supermajority vote requirements, it would be possible for a small number of very large stockholders to make fundamental corporate changes, including changes to the structure of the board, that would have a long-lasting impact on the company and all of its stockholders.

The provisions relating to business combinations are intended to provide minority stockholders with a measure of protection against business combinations and other transactions that may be inadequately priced, unfair, coercive or otherwise not in their best interests. For example, unsolicited acquirers have sometimes employed coercive tactics such as partial or two-tiered takeover offers that do not treat all stockholders equally or which offer an inadequate price as they pursue a short term agenda, such as a quick profit, that is not necessarily in the best interests of all stockholders. These tactics have sometimes been coercive and designed to pressure stockholders and a company’s board of directors to act in haste and to make decisions without affording an adequate opportunity to evaluate all possibilities. The supermajority vote requirement is not intended to — and does not — preclude unsolicited, non-abusive offers to acquire the company at a fair price. Instead, it is designed to encourage a potential acquirer to negotiate directly with the board, which the board believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders, to maximize value for all stockholders, and to protect stockholders against abusive takeover tactics.

In short, the supermajority vote requirements have been included in the company’s certificate of incorporation and by-laws in order to ensure that minority stockholders have a voice in determining certain core features of the company’s corporate structure and governance and major business combinations.

The board — which currently consists of twelve out of fourteen directors who are independent under the standards established by the New York Stock Exchange and the U.S. Securities and Exchange Commission (and thirteen out of fourteen directors would be independent if the company’s nominees are elected at the 2013 annual meeting) — regularly considers and evaluates the company’s corporate governance practices and does not believe that implementation of this proposal will enhance corporate governance practices or further the best interests of the company’s stockholders. As a result, the board recommends a vote against the simple majority proposal.

Stockholders should be aware that this stockholder proposal is simply a request that the board take the actions specified in the proposal. Approval of this stockholder proposal would not automatically eliminate the supermajority vote requirements contained in the company’s certificate of incorporation and by-laws. To eliminate these provisions, the board would need to authorize amendments to the certificate of incorporation and by-laws and submit such amendments to stockholders for their approval at a future meeting. Pursuant to the company’s certificate of incorporation, these supermajority vote requirements would be eliminated only if the holders of at least 80 percent or two-thirds, as applicable, of all outstanding shares eligible to vote approve such amendments.

For these reasons, the board urges stockholders to vote AGAINST  this proposal.